EXHIBIT 10.1

RELEASE AND TRANSACTION

BETWEEN:	LOOP CANADA INC., a duly incorporated legal person, with a place of business at 480 Fernand-Poitras, Terrebonne, Province of Québec, represented herein by Daniel Solomita, as he so declares;
(Hereinafter referred to as the "Employer")

AND:	THOMAS ANDREW HICKEY, resident and domiciled at [***]
(Hereinafter referred to as the "Employee")

WHEREAS since March 1st, 2021, the Employee has been employed by the Employer and held the position of Chief Financial Officer (CFO);

WHEREAS on December 30th, 2022 the Employer terminated the Employee’s employment;

WHEREAS the Employer and the Employee have agreed to permanently settle all the terms and conditions pertaining to the Employee’s employment and termination of that employment, in accordance with the terms and conditions set forth hereinbelow;

WHEREAS this Release and Transaction does not constitute any admission of liability by the Employer or by Employee;

THEREFORE, THE EMPLOYER AND THE EMPLOYEE HEREBY DECLARE, FOR ALL LEGAL PURPOSES, THAT THEY AGREE TO THE FOLLOWING RELEASE AND TRANSACTION:

1.	The Preamble forms an integral part of the Release and Transaction;

2.	The Employee’s employment terminates as of December 30th, 2022

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3.	Upon receipt of this Release and Transaction duly signed by the Employee, the Employer agrees to do the following:

a)

To pay as compensation, termination notice and advance notification pending departure, bonuses, damages, indemnities, remuneration, benefits, commission, holiday pay or other amounts, an amount equal to six (6) months salary. This amount will be paid through regular payroll, and the usual deductions at source pursuant to provincial and federal legislation applies.

b)

If the Employee is still unemployed following that 6 month period, to pay as compensation, up to a maximum 3 months. Thus, if the employee finds a job during the 3-month period, the payment will stop. During the 3-month period, the Employee must notify the Employer if he finds a job. Failing that, he will have to reimburse the full amount of the notice. That amount will be subjected to the usual deductions at source pursuant to provincial and federal legislation.

c)	Accelerated vesting of 20% of your upfront RSUs grant with the remainder being forfeited.

d)	Termination of group insurance as of December 30th 2022.

4.	In consideration for the aforementioned payments and undertakings:

a)	The Employee waives all claims regarding employment with the Employer;

b)

The Employee hereby releases and discharges the Employer, its parent company, its subsidiaries or its sister or affiliated divisions and their respective directors, officers, managers, employees, representatives, agents, insurers and their respective successors, assigns or testamentary executors, individually and collectively, from any action, cause of action, claim or demand respecting damages, indemnities, costs, loss or harm of any nature whatsoever, present or future that he has or may have pertaining to his hiring, his employment or the termination thereof, specifically including, but not limited to, any claim respecting notice, termination notice, unjustified dismissal, severance pay, bonus, remuneration for overtime, demand to be reinstated, premium, interest, vacation pay, bonus, benefit, privilege or allowance, including any complaint or recourse, of any nature whatsoever, under any law whatsoever, including the Charter of Human Rights and Freedoms, the Act respecting industrial accidents and occupaitonal diseases, the Labour Standards Act, the Labour Code, the Civil Code of Québec or any other law or regulation;

c)

The Employee agrees that notwithstanding termination of his employment with the Employer, that he will not disclose or discuss any of the conditions of this Release and Transaction with any persons other than the members of his immediate family, his legal and financial advisers or as may be required by law. The Employee further agrees that he will not make any statement that could adversely affect the reputation of the Employer, its parent company, its subsidiaries or its sister or affiliated divisions.

d)

the Employee shall reimburse the Employer for any amount that may be claimed from the latter by the taxation or employment authorities respecting the amounts paid to the Employee pursuant to this Release and Transaction.

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5.	The Employee acknowledges that he/she has received any amounts that may be due (vacation, bonuses, etc.). Furthermore, the Employee waives his rights under the employment contract.

6.	The Employee hereby acknowledges that he was given the opportunity to seek independent legal advice concerning all respects of this Release and Transaction;

7.	The Employer and the Employee shall each pay their professional fees and expenses;

8.	This Release and Transaction cancels and replaces all prior agreements related directly or indirectly to the Employee’s employment;

9.	The Employee hereby acknowledges that no representation was made to him for the purpose of influencing or inducing him to sign this Release and Transaction;

10.	This Release and Transaction constitutes a transaction within the meaning of articles 2631 and following of the Civil Code of Québec;

11.	The provisions of this Release and Transaction are binding on the Employer, its subsidiaries and divisions and the Employee and their respective successors, assigns, representatives and mandataries.

12.	It is the express wish of the parties that this document is drafted in English. Il est de la volonté expresse des parties que ce document soit rédigé en langue anglaise.

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IN WITNESS WHEREOF, the Employer and the Employee have signed this Release and Transaction in:

Date:	December 20, 2022
Place:	480 Fernand Poitras, Terrebonne
Employer:	LOOP CANADA INC.
/s/ Daniel Solomita
By:	Daniel Solomita, Founder and CEO	Witness: [***]

Date:	December 19, 2022
Place:
	/s/ Thomas Andrew Hickey	/s/ [***]
Employee :	THOMAS ANDREW HICKEY	Witness:

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